Exhibit 5.1

Terry F. Schwartz

Direct Tel: (404) 815-3731

Direct Fax: (404) 685-7031

Email: tschwartz@sgrlaw.com

August 1, 2013

Georgia-Carolina Bancshares, Inc.

3527 Wheeler Road

Augusta, Georgia 30909

Re:	Georgia-Carolina Bancshares, Inc.
Registration Statement on Form S-8 161,849 Shares of Common Stock, $.001 par value Directors Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Georgia-Carolina Bancshares, Inc., a Georgia corporation (the “Company”), in connection with the registration of 161,849 additional shares of the Company’s Common Stock, $0.001 par value (the “Shares”), to be issued under the Company’s Directors Equity Incentive Plan (f/k/a the “Directors Stock Purchase Plan”), as amended and restated effective October 26, 2009, as amended by that certain Amendment adopted January 23, 2012, and as further amended by that certain Second Amendment adopted April 23, 2012 (the “Plan”).

In connection therewith, we have examined the Plan as well as each of the following:

(1)

a copy of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof and the Exhibits to be filed with and as part of such Registration Statement;

(2)	a copy of the Articles of Incorporation of the Company, as amended, as certified by the Secretary of State of the State of Georgia;

(3)	a copy of the Bylaws of the Company, as amended, certified as correct and complete by the Secretary of the Company;

Georgia-Carolina Bancshares, Inc.

August 1, 2013

(4)

a copy of each of the resolutions of the board of directors of the Company adopting: (a) the Plan (as amended and restated); (b) Amendment dated January 23, 2012; and (c) Second Amendment dated April 23, 2012; and

(5)	a Certificate of Existence with respect to the Company, issued by the Office of the Secretary of State of the State of Georgia.

Based upon the foregoing, it is our opinion that:

(i)	the Company is a corporation in good standing, duly organized and validly existing under the laws of the State of Georgia;

(ii)	the issuance and sale of the Shares have been duly and validly authorized; and

(iii)	the Shares, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof. We expressly disclaim any obligation to update the opinion rendered herein and express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring after, the date hereof on the matters addressed in this letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission thereunder.

Very truly yours,

SMITH, GAMBRELL & RUSSELL, LLP

By:	/s/ Terry F. Schwartz
Terry F. Schwartz